UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2018

LANDCADIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37788	26-3828008
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South, Houston, Texas 77027

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 713-850-1010

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 16, 2018, Landcadia Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Landcadia Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Waitr Incorporated, a Louisiana corporation (“Waitr”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, Waitr will merge with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned direct subsidiary of the Company (the transactions contemplated by the Merger Agreement, the “Business Combination”). Upon the consummation of the Business Combination, the Company will change its name to Waitr Holdings Inc.

Merger Consideration

The aggregate consideration for the Business Combination will be comprised of $300.0 million payable in the form of cash and shares of the Company’s common stock valued at $10.00 per share plus approximately $8.0 million payable in the form of Company stock options to be issued to holders of options to purchase Waitr shares that are unvested, outstanding and unexercised as of immediately prior to the effective time of the Business Combination (the “Effective Time”).

The cash portion of the consideration will be an aggregate amount equal to the sum of (i) $50.0 million (the “Minimum Cash Consideration Amount”) plus (ii) the Additional Cash Amount (as defined in the Merger Agreement), if any, which together with the Minimum Cash Consideration Amount will not exceed a maximum of $75.0 million (the “Cash Consideration”). The remainder of $300.0 million less the Cash Consideration will be paid in the form of shares of the Company’s common stock valued at $10.00 per share (the “Stock Consideration”). In addition, all options to purchase Waitr shares that are unvested, outstanding and unexercised as of immediately prior to the Effective Time, valued at approximately $8.0 million, will be assumed by the Company.

Representations, Warranties and Covenants

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of Waitr during the period between execution of the Merger Agreement and the completion of the Business Combination. The Company and Waitr have each agreed to use commercially reasonable efforts to cause the Business Combination to be consummated.

Conditions to Closing

The closing of the Business Combination is subject to certain conditions, including, among others, (i) approval by the Company’s stockholders of the extension of the time by which the Company has to complete a business combination (the “Extension”), (ii) approval by the Company’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (iii) approval by Waitr’s stockholders of the Business Combination, (iv) approval of the listing of the Company’s common stock to be issued in connection with the Business Combination on The Nasdaq Stock Market (“Nasdaq”), (v) completion of any redemptions of shares by the Company’s stockholders in connection with the Business Combination, (vi) delivery of lockup agreements from each stockholder of Waitr receiving Stock Consideration pursuant to the Merger Agreement and from the Company’s founders with respect to their private placement warrants, (vii) delivery by the Company of evidence that after the closing of the Business Combination, the Company will have at least $75.0 million in cash or investments in government securities or money market funds that invest only in direct United States Treasury obligations, and (viii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Termination

The Merger Agreement may be terminated by the Company and Waitr under certain circumstances, including, among others, (i) by mutual written consent of the Company and Waitr, (ii) by the Company or Waitr if the closing of the Business Combination has not occurred on or prior to November 30, 2018 for any reason other than delay and/or non-performance of the party seeking such termination, (iii) by the Company or Waitr if the Company’s stockholders do not approve the Extension, (iv) by the Company or Waitr if the Company’s stockholders do not approve the Merger Agreement, (v) by Waitr if there exists any Nasdaq listing rule deficiency that causes a de-listing of the Company from Nasdaq prior to the closing of the Business Combination and (vi) by Waitr if the aggregate dollar amount of any shares redeemed by the Company’s stockholders in connection with the Extension and the Business Combination equals or exceeds an amount that would cause (x) the combined company to fail to maintain a minimum cash balance of at least $75 million at closing or (y) Waitr’s stockholders to receive an aggregate amount of Cash Consideration less than the Minimum Cash Consideration Amount.

The foregoing description of the Merger Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Waitr or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Company’s common stock pursuant to the Merger Agreement is incorporated by reference herein. The common stock issuable in connection with the transactions contemplated by the Business Combination will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01.	Regulation FD Disclosure.

On May 17, 2018, the Company hosted a conference call at 9:00 a.m. ET to discuss the Business Combination. A copy of the transcript of the call is furnished as Exhibit 99.1 hereto.

Also on May 17, 2018, in connection with the Business Combination, Tilman J. Fertitta, the Company’s Co-Chairman and Chief Executive Officer, was interviewed by CNBC.  A copy of the transcript of this interview is furnished as Exhibit 99.2 hereto.

The information in this Item 7.01 and Exhibits 99.1 and 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Important Information About the Business Combination and the Extension and Where to Find It

In connection with the proposed Business Combination, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. In addition, the Company has filed a preliminary proxy statement and intends to file a definitive proxy statement to be used at its special meeting of stockholders to approve the Extension. The Company will mail the definitive proxy statement relating to the Extension to its stockholders of record as of May 10, 2018. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statements and the amendments thereto and the definitive proxy statements and documents incorporated by reference therein filed in connection the Extension and the Business Combination, as these materials will contain important information about the Extension, Waitr, the Company and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of the Company as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the preliminary proxy statements, the definitive proxy statements and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: Landcadia Holdings, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel, (713) 850-1010.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Business Combination and the Extension. A list of the names of those directors and executive officers and a description of their interests in the Company is contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Landcadia Holdings, Inc., 1510 West Loop South, Houston, Texas 77027, Attention: General Counsel, (713) 850-1010. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination and the Extension when available.

Waitr and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and Waitr’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and Waitr’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and Waitr’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the outcome of any legal proceedings that may be instituted against the Company and Waitr following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed Business Combination; (6) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on Nasdaq following the business combination; (7) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that Waitr or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of May 16, 2018, by and between the Company, Landcadia Merger Sub Inc. and Waitr Incorporated.
99.1	Transcript of Investor Call held on May 17, 2018.
99.2	Transcript of CNBC Interview held on May 17, 2018.

*	The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDCADIA HOLDINGS, INC.

	By:	/s/ Richard H. Liem
Name: Richard H. Liem
Title: Vice President and Chief Financial Officer

Dated: May 17, 2018